								Filed under Rule 424(b)(2), Registration Statement No. 333-218881
						Preliminary Pricing Supplement No. 33 - Dated Monday, September 10, 2018 (To: Prospectus dated June 21, 2017)
CUSIP	Selling	Gross	Net	Principal	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product
Number	Price	Concession	Proceeds	Amount	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking
37046ACQ6	100%	1.250%	[]	[]	Fixed	4.150%	SEMI-ANNUAL	09/20/2023	03/20/2019	$20.75	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 9/20/2019 and Semi-Annually thereafter with 30 Calendar Days Notice.
GM Financial Term Notes will be subject to redemption at the option of General Motors Financial Company, Inc., in whole on the interest payment date occurring any time on or after 9/20/2019 at a redemption price equal to 100% of the principal amount of the GM Financial Term Notes, plus accrued interest thereon, if any, upon at least 30 Calendar Days prior notice to the noteholder and the trustee, as described in the Prospectus.

37046ACR4	100%	1.550%	[]	[]	Fixed	4.700%	SEMI-ANNUAL	09/20/2026	03/20/2019	$23.50	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 9/20/2019 and Semi-Annually thereafter with 30 Calendar Days Notice.
GM Financial Term Notes will be subject to redemption at the option of General Motors Financial Company, Inc., in whole on the interest payment date occurring any time on or after 9/20/2019 at a redemption price equal to 100% of the principal amount of the GM Financial Term Notes, plus accrued interest thereon, if any, upon at least 30 Calendar Days prior notice to the noteholder and the trustee, as described in the Prospectus.

	Offering Dates: Monday, September 10, 2018 through Monday, September 17, 2018	General Motors Financial Company, Inc.
	Trade Date: Monday, September 17, 2018 @ 12:00 PM ET	GM Financial Term Notes
	Settlement Date: Thursday, September 20, 2018	Prospectus dated June 21, 2017
Minimum Denomination/Increments: $1,000/$1,000
General Motors Financial Company, Inc.	Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number: 0235 via RBC Dain Rauscher Inc.
Purchasing Agent: Incapital LLC
Agents: BofA Merrill Lynch, Morgan Stanley, RBC Capital Markets, Wells Fargo Advisors
Trustee: U.S. Bank National Association

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

Dealers purchasing Notes on an agency basis for client accounts shall purchase Notes at the public offering price. Notes sold by the Selected Dealers for their own account may be sold at the public offering price less a discount as specified above. Notes purchased by the Selected Dealers on behalf of level fee accounts may be sold to such accounts at the discount to the public offering price specified above, in which case, such Selected Dealers will not retain any portion of the sales price as compensation.